Exhibit 99.1

RXSIGHT, INC. ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

Aliso Viejo, Calif. (Nasdaq: RXST) – December 22, 2025 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced that Shelley Thunen, the Company’s Chief Financial Officer, is transitioning from her role. Ms. Thunen will remain with the Company until the sooner of the appointment of her successor or January 31, 2026. Ms. Thunen has agreed to support the Company as a consultant subsequent to the transition.

“Shelley has been a key and trusted partner throughout some of the most important years in RxSight’s development,” said Ron Kurtz, Chief Executive Officer and President of RxSight. “Shelley developed and executed on our financial strategy, and over nearly a decade, her leadership and unwavering commitment helped guide RxSight from a pre-commerical company to one with more than 1,100 LDDs in the field and over a quarter million procedures performed. She has shaped the foundation we rely on today, and we are truly grateful for everything she has done for our patients, our customers, and everyone at RxSight.”

“Shelley has had a profound impact on RxSight,” said Andy Corley, Chairman of the Board. “Her judgment, integrity, and dedication helped guide the Company through pivotal events, including our initial public offering in 2021, and positioned RxSight for the opportunities ahead. The Board is sincerely appreciative of her service and the lasting mark she leaves on the organization.”

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com